SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

GCP APPLIED TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3936076
(State of Incorporation or Organization)	(IRS Employer Identification Number)

62 Whittemore Avenue Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On March 15, 2019, the Board of Directors of GCP Applied Technologies Inc. (the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of March 15, 2019 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, as rights agent. The dividend is payable on March 25, 2019 to the stockholders of record on that date.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share for $150, subject to adjustment, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on March 15, 2019 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of GCP Applied Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on March 15, 2019).

4.1	Rights Agreement, dated as of March 15, 2019, between GCP Applied Technologies Inc. and Equiniti Trust Company, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on March 15, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 15, 2019

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Dean P. Freeman
Name: Dean P. Freeman
Title: Vice President and Chief Financial Officer